Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
FILE NO: 29387.000035
August 22, 2012

Olin Corporation
1900 Carondelet Plaza
Suite 1530
Clayton, Missouri 63105

Olin Corporation
Public Offering of 5.50% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as special Virginia counsel to Olin Corporation, a Virginia corporation (the “Company”), in connection with (1) the Registration Statement on Form S-3 (Registration No. 333-178460) (the “Registration Statement”) filed by the Company on December 13, 2011 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register an indeterminate amount of the Company’s (a) senior debt securities (the “Senior Debt Securities”), (b) subordinated debt securities (collectively with the Senior Debt Securities, the “Debt Securities”), (c) preferred stock, par value $1.00 per share (the “Preferred Stock”), (d) common stock, par value $1.00 per share (the “Common Stock”), and (e) warrants to purchase Debt Securities, Common Stock or Preferred Stock (collectively with the Debt Securities, the Preferred Stock and the Common Stock, the “Securities”) and (2) the Company’s offering and sale of $200,000,000 aggregate principal amount of its 5.50% Senior Notes due 2022 (the “Notes”) pursuant to the Underwriting Agreement, dated as of August 9, 2012 (the “Underwriting Agreement”), among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citibank Global Markets, Inc. and the other several underwriters named in Schedule I thereto.

The Notes are being offered and sold as described in the prospectus, dated December 12, 2011, contained in the Registration Statement, and the prospectus supplement thereto, dated August 9, 2012 (collectively, the “Prospectus”).  The Notes were issued pursuant to the terms of an Indenture, dated as of August 19, 2009 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Original Trustee”), as supplemented and amended by (a) the Supplemental Indenture, dated as of August 19, 2009, between the Company and the Original Trustee, (b) the Second Supplemental Indenture, dated as of August 9, 2012 (the “Second Supplemental Indenture”), among the Company, the Original Trustee and U.S. Bank, National Association, as separate trustee (the “Separate Trustee”), and (c) the Third Supplemental Indenture, dated as of August 22, 2012 (the “Third Supplemental Indenture”), between the Company and the Separate Trustee.

ATLANTA   AUSTIN   BANGKOK   BEIJING   BRUSSELS   CHARLOTTE   DALLAS   HOUSTON   LONDON   LOS ANGELES
McLEAN   MIAMI   NEW YORK   NORFOLK   RALEIGH   RICHMOND   SAN FRANCISCO   TOKYO   WASHINGTON
www.hunton.com

Olin Corporation
August 22, 2012

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including, among other things, (i) the Company’s Restated Articles of Incorporation, as amended through the date hereof, (ii) the Company’s Bylaws, as amended to the date hereof, (iii) resolutions of the Company’s Board of Directors, adopted on August 8, 2012, (iv) resolutions of the Pricing Committee of the Company, adopted on August 9, 2012, (v) the Registration Statement, (vi) the Prospectus, (vii) an executed copy of the Base Indenture, (viii) an executed copy of the Second Supplemental Indenture, (ix) an executed copy of the Third Supplemental Indenture, (x) an executed copy of the global note representing the Notes and (xi) an executed copy of the Underwriting Agreement.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the accuracy, completeness and authenticity of all corporate records and other information made available to us by the Company, (iv) the legal capacity of natural persons, (v) the genuineness of all signatures not witnessed by us and (vi) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the due authorization, execution and delivery of any and all documents by the Company).

As to factual matters, we have relied upon the documents furnished to us by the Company, the certificates and other comparable documents of officers and representatives of the Company, statements made to us in discussions with the Company’s management and certificates of public officials, without independent verification of their accuracy.

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

Olin Corporation
August 22, 2012

1.           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

2.           The Notes have been duly authorized by all necessary corporate action.

3.           The Base Indenture has been duly authorized, executed and delivered by the Company and each of the Second Supplemental Indenture and the Third Supplemental Indenture have been duly authorized by the Company.

We hereby consent to (a) the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, (b) the incorporation by reference of this opinion into the Registration Statement and the Prospectus and (c) the reference to this firm under the heading “Legal Matters” in the Registration Statement and the Prospectus.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Notes or the Securities.  This opinion letter is rendered as of the date hereof, and we do not undertake  to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,
/s/ Hunton & Williams LLP